Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 ASR No. 333-229735; and Form S-8 Nos. 333-104057 and 333-172422) of Eli Lilly and Company and in the related Prospectus of our reports dated February 17, 2021, with respect to the consolidated financial statements of Eli Lilly and Company and subsidiaries, and the effectiveness of internal control over financial reporting of Eli Lilly and Company and subsidiaries, included in this Annual Report (10-K) for the year ended December 31, 2020.

/s/ Ernst and Young LLP

Indianapolis, Indiana
February 17, 2021